Exhibit 99.1

Contact Information:

Asian Financial Inc.	CCG Investor Relations
Fiona Feng, Assistant to CEO	Crocker Coulson, President
Tel: +86-10-6021 2222	Tel: +1-646-213-1915
Email: fionaicey@vip.sina.com	Email: crocker.coulson@ccgir.com

Linda Salo, Financial Writer
Phone: 646-922-0894
E-mail: linda.salo@ccgir.com

www.ccgirasia.com

Asian Financial Announces Results for Second Quarter Fiscal 2009

BEIJING, February 18, 2009 -- Asian Financial, Inc. ("Asian Financial", or the "Company"), a leading offset printing equipment supplier in China, through its wholly-owned operating subsidiary, Duoyuan Digital Press Technology Industries (China) Co., Ltd. ("Duoyuan"), today announced its financial results for the three and six months ended December 31, 2008.

Second Quarter Fiscal 2009 Highlights

•	Revenue was $36.8 million, an increase of 44.8% from $25.4 million for the same period last year
•	Gross profit was $20.2 million, an increase of 52.6% from $13.3 million for the same period last year
•	Gross profit margin was 54.9%, compared to 52.1% for the same period last year
•	Operating income was $15.4 million, an increase of 63.4% from $9.4 million for the same period last year
•	Net income was $12.6 million, an increase of 49.7% from $8.4 million for the same period last year
•	Introduced two new presses to the market

First Half Fiscal 2009 Highlights

•	Revenue was $63.0 million, an increase of 31.0% from $48.1 million for the same period last year
•	Gross profit was $34.1 million, an increase of 38.0% from $24.7 million for the same period last year
•	Gross profit margin was 54.1%, compared to 51.3% for the same period last year
•	Operating income was $25.1 million, an increase of 41.5% from $17.7 million for the same period last year
•	Net income was $21.2 million, an increase of 39.2% from $15.2 million for the same period last year

"For the three months ended December 31, 2008, revenue from our multicolor small format presses increased 64.0% and revenue from our multicolor large format presses increased 28.6% from the same period last year as we increased our marketing efforts. We also introduced two new presses to the market during this quarter,” said Mr. Wenhua Guo, Chairman and Chief Executive Officer of Asian Financial. “Additionally, we successfully increased our operating margin during the three month period ended December 31, 2008. Because we sell all of our products to distributors, we believe our selling expenses as a percentage of revenue are significantly lower than manufacturers who primarily sell directly to end-user customers.”

Second Quarter Fiscal 2009 Results

For the second quarter ended December 31, 2008, revenue was $36.8 million, a 44.8% increase from $25.4 million for the same period last year. The increase in revenue was mainly attributable to the increase in sales of multicolor presses. The sales of multicolor large format presses for the three months ended December 31, 2008 were $17.2 million, an increase of 28.6%, from $13.4 million for the same period last year. The sales of the Company’s multicolor small format presses were $12.6 million, an increase of 64.0% from $7.7 million for the same period last year.

Gross profit was $20.2 million, an increase of 52.6% from $13.3 million for the same period last year. Gross profit margin was 54.9%, compared to 52.1% for the same period last year. The increase in gross profit margin was mainly due to the growth in the sales of multicolor presses. The gross profit margin of multicolor presses is higher than that of single color presses.

Selling expenses were $3.0 million, an increase of 24.8% from $2.4 million for the same period last year, or 8.0% of the revenue for the three months ended December 31, 2008 compared to 9.3% for the same period last year. General and administrative expenses were 3.7% of revenue for the three months ended December 31, 2008, compared to 5.0% for the same period last year. Research and development expenses amounted to $0.5 million for the quarter, an increase of 188.0% from $0.2 million for the same period last year, primarily due to the development of two new single color large format presses, one new multicolor small format press and one new and two enhanced multicolor large format presses. Two of the models, namely a single color large format press and a multicolor large format press, were introduced to the market in October and November of 2008, respectively. The remaining models are scheduled to be introduced to the market by the second quarter of the 2009 calendar year and in 2010.

Income from operations in the three months ended December 31, 2008 was $15.4 million, an increase of 63.4% from $9.4 million for the same period last year. Other expenses increased 329.0% to $1.2 million for the second quarter of fiscal 2009 from $0.3 million for the same period last year.  This amount includes expenses incurred in connection with our proposed initial public offering in the amount of $1.0 million.  These expenses were expensed due to market uncertainty.

Net income increased 49.7% to $12.6 million, as compared to $8.4 million, for the three months ended December 31, 2007.  As a percentage of revenue, net income was 34.3% for the three months ended December 31, 2008 compared to 33.2% for the three months ended December 31, 2007.

Six months ended December 31, 2008 Results

For the six months ended December 31, 2008, revenue was $63.0 million, a 31.0% increase from $48.1 million for the same period last year. Gross profit was $34.1 million, an increase of 38.0% from $24.7 million for the same period last year. Gross profit margin for the six months ended December 31, 2008 was 54.1% compared to 51.3% for the same period last year. Income from operations for the six months ended December 31, 2008 was $25.1 million, an increase of 41.5% from $17.7 million for the same period last year. Net income increased 39.2% to $21.2 million, for the six months ended December 31, 2008, as compared to $15.2 million, for the six months ended December 31, 2007.

Financial Condition

As of December 31, 2008, the Company had cash and cash equivalents of $26.4 million and working capital of approximately $67.1 million. Total shareholders' equity as of December 31, 2008 was $115.5 million compared to $93.8 million as of June 30, 2008. For the six months ended December 31, 2008, the Company generated $20.6 million of net cash from operating activities, primarily from net income.

Capital expenditures totaled $11.4 million for the six months ended December 31, 2008, primarily due to equipment acquisition, purchase prepayments and expenses related to the launching of the Company’s new post-press products, namely the cold-set corrugated printing press. For the six months ended December 31, 2008, the Company has expensed $1.4 million to purchase new manufacturing equipment for the future production of cold-set corrugated printing presses, which the Company anticipates to commercially produce and sell by the end of 2010.

Business Outlook

The Company plans to focus its marketing efforts on its higher-end product offerings, launching new models in the multicolor press category. The Company believes that by focusing on higher-end and more technologically advanced products, the Company will be able to improve its margins over time and strengthen its position in the offset printing equipment market in China.

The Company continues to automate more of its production processes by utilizing more technologically advanced manufacturing equipment. The Company believes that using such technologically advanced equipment will reduce the Company’s need for manual labor and reduce raw material waste. The Company expects that the increased automation will reduce overall production costs.

Currently, the Company is negotiating to acquire the technology used to manufacture cold-set corrugated printing presses.  This technology will enable Duoyuan to enter the post-press manufacturing market. Subject to the Company acquiring such related technology, the Company plans to build a new factory in Langfang Duoyuan to manufacture cold-set corrugated printing presses.

About Asian Financial, Inc.

Asian Financial, Inc., through its wholly-owned subsidiaries, is engaged in the business of manufacturing commercial offset printing presses in the People's Republic of China ("PRC"). The Company combines technical innovation and precision engineering to offer a broad range of printing equipment and solutions. Asian Financial, Inc. has manufacturing and research and development facilities in Langfang, Hebei Province and Shaoyang, Hunan Province in addition to a distribution and service network that operates in over 60 cities in China. Headquartered in Beijing, the Company is one of the largest non-government owned major offset printing equipment and solutions providers in China.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Generally, the words "believe," "anticipate," "may," "will," "should," "expect," "intend," "estimate," “predict,” "continue," and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements which include, but are not limited to, statements concerning the expectations of the Company and its directors and officers regarding its working capital requirements, financing requirements, business prospects, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Such statements are subject to certain risks and uncertainties, including the matters set forth in its Annual Report on Form 10-K for the year ended June 30, 2008, the Company’s Form 10-Q for the most recent quarter and other periodic reports or documents the Company files with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. The Company does not ordinarily make projections of its future operating results and undertakes no obligation (and expressly disclaims any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, the forward-looking statements in this press release involve known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to differ materially from those expressed in or implied by the forward-looking statements contained herein.

FINANCIAL TABLES TO FOLLOW:

ASIAN FINANCIAL INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2008 AND 2007

	Three months ended		Six months ended
	December 31		December 31
	2008	2007	2008	2007
REVENUES	$36,837,283	$25,444,049	$63,016,714	$48,089,620

COST OF REVENUES	16,609,073	12,190,669	28,939,825	23,400,924

GROSS PROFIT	20,228,210	13,253,380	34,076,889	24,688,696

RESEARCH AND DEVELOPMENT EXPENSES	490,084	170,148	1,184,601	333,605

SELLING EXPENSES	2,952,037	2,366,020	5,498,952	4,555,709

GENERAL AND ADMINISTRATIVE EXPENSES	1,344,637	1,268,767	2,276,335	2,052,345

INCOME FROM OPERATIONS	15,441,452	9,448,445	25,117,001	17,747,037

LIQUIDATED DAMAGES, net of settlement	-	-	-	(706,476)

CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS	108,669	-	164,076

OTHER INCOME (EXPENSE):
Non-operating expenses	(956,936)	-	(956,936)	-
Interest expense and other charges	(213,664)	(290,676)	(426,739)	(425,850)
Interest income	35,708	26,148	69,187	32,925
Other expense, net	(1,134,892)	(264,528)	(1,314,488)	(392,925)

INCOME BEFORE MINORITY INTEREST AND PROVISION FOR INCOME TAXES	14,415,229	9,183,917	23,966,589	16,647,636

MINORITY INTEREST	168,986	152,744	278,723	246,286

INCOME BEFORE PROVISION FOR INCOME TAXES	14,246,243	9,031,173	23,687,866	16,401,350

PROVISION FOR INCOME TAXES	1,604,339	587,796	2,531,130	1,203,445

NET INCOME	12,641,904	8,443,377	21,156,736	15,197,905

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	308,470	2,079,488	564,737	2,987,238

COMPREHENSIVE INCOME	$12,950,374	$10,522,865	$21,721,473	$18,185,143

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	25,000,050	25,000,050	25,000,050	25,000,050

BASIC AND DILUTED EARNING PER SHARE	$0.51	$0.34	$0.85	$0.61

The accompanying notes are an integral part of these consolidated statements.

ASIAN FINANCIAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND JUNE 30, 2008

	December 31,	June 30,
	2008	2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$26,401,162	$14,199,700
Accounts receivable, net of allowance for doubtful accounts of $1,184,789 and $1,178,328 as of December 31, 2008 and June 30, 2008, respectively	36,614,055	33,184,833
Inventories	25,464,780	23,950,551
Other receivables	24,844	20,834
Deferred expense	-	661,250
Total current assets	88,504,841	72,017,168

PLANT AND EQUIPMENT, net	34,553,743	34,130,651

OTHER ASSETS:
Intangible assets, net	3,984,967	4,003,128
Advances on equipment purchases	12,652,435	2,753,610
Total other assets	16,637,402	6,756,738

Total assets	$139,695,986	$112,904,557

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Lines of credit	$14,376,600	$11,380,200
Accounts payable	1,494,037	1,489,255
Accrued liabilities	2,195,804	1,858,112
Taxes payable	3,311,818	1,702,986
Total current liabilities	21,378,259	16,430,553

DERIVATIVE INSTRUMENT LIABILITIES	1,210,748	1,374,824

MINORITY INTEREST	1,579,169	1,292,843

COMMITMENTS AND CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock; $0.001 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized; 25,000,050 shares issued and outstanding	25,000	25,000
Additional paid-in capital	27,263,040	27,263,040
Statutory reserves	9,558,332	6,000,090
Retained earnings	67,656,670	50,058,176
Accumulated other comprehensive income	11,024,768	10,460,031
Total shareholders' equity	115,527,810	93,806,337

Total liabilities and shareholders' equity	$139,695,986	$112,904,557

The accompanying notes are an integral part of these consolidated statements.

ASIAN FINANCIAL INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2008 AND 2007
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,156,736	$15,197,906
Adjustments to reconcile net income to cash provided by operating activities:
Minority interest	278,723	246,286
Depreciation	1,345,191	1,042,717
Amortization	40,038	36,527
Change in fair value of derivative instruments	(164,076)	-
Liquidated damages penalty	-	706,476
Change in operating assets and liabilities
Accounts receivable	(3,241,285)	(2,006,309)
Inventories	(1,391,945)	(1,891,537)
Other receivables	(3,888)	43,468
Deferred expense	661,250	-
Other assets	-	40,972
Accounts payable	(103,601)	(840,139)
Other payables - related parties	-	(375,438)
Accrued liabilities	431,899	(66,345)
Taxes payable	1,596,550	102,007
Net cash provided by operating activities	20,605,592	12,236,591

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(1,408,404)	(1,122)
Advances on equipment purchases	(9,865,535)	(3,846,398)
Payments for construction in progress	(172,302)	(1,193,079)
Net cash used in investing activities	(11,446,241)	(5,040,599)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	12,885,840	13,091,820
Payments for lines of credit	(9,957,240)	(13,091,820)
Restricted cash	-	2,097,490
Net cash provided by financing activities	2,928,600	2,097,490

EFFECT OF EXCHANGE RATE CHANGES ON CASH	113,511	551,485

INCREASE IN CASH	12,201,462	9,844,967

CASH, beginning of period	14,199,700	7,816,361

CASH, end of period	$26,401,162	$17,661,328

The accompanying notes are an integral part of these consolidated statements.